Exhibit 2.  Amendment to Articles of Incorporation.

CERTIFICATE AMENDING ARTICLES OF INCORPORATION
Of EASY LIVING INVESTMENTS, INC.
(After Issuance of Stock)
Filed October 28, 1999

EASY LIVING INVESTMENTS, INC.

     The undersigned, being the President and Secretary of Easy Living Investments, Inc., a Wyoming corporation, hereby certify that a majority vote of the Board of Directors and majority vote of stockholders at a meeting held on October 20, 1999, it was agreed by unanimous vote that this certificate amending articles of incorporation be filed.

     The undersigned further certifies that the original Articles of Incorporation of Easy Living Investments, Inc. were filed with the Secretary of State of Wyoming on the 16th day of September, 1997. The undersigned further certifies that ARTICLE FOURTH of the original Articles of Incorporation filed on the 16th day of September, 1997, herein is amended to read as follows:

ARTICLE FOURTH

     That the total number of shares to be issued by the Corporation is ONE HUNDRED MILLION (100,000,000) common stock with a par value of ONE TENTH OF A CENT ($.001), no other class of stock shall be authorized.

     The undersigned hereby certifies that they have on this 20th day of October, 1999, executed this Certificate Amending the original Articles of Incorporation heretofore filed with the Secretary of State of Wyoming.


/s/ Daniel L. Hodges, President

/s/ Daniel L. Hodges, Secretary